Exhibit 10.1
Execution Version
SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (“Agreement”), dated and effective as of September 14, 2023, is made by and among Kennedy-Wilson, Inc., a Delaware corporation (together with Holdings and its other affiliates, the “Company”), Mary L. Ricks (“Ricks”) and, solely for purposes of Sections 2(c)(ii), 2(d)(iii) and 2(d)(iv) below, Kennedy-Wilson Holdings, Inc. (“Holdings”) (each of Ricks, Holdings, or Company may be referred to individually as a “party”).

WHEREAS, the Company and Ricks are party to that certain Employment Agreement, dated February 1, 2009, as subsequently amended and modified (the “Employment Agreement”), pursuant to which Ricks serves as the President of the Company;

WHEREAS, the cessation of Ricks’ employment with the Company shall be effective as of the Separation Date (as defined below); and

WHEREAS, in connection with Ricks’ cessation of employment, and to ensure an orderly, and mutually beneficial transition, the Company wishes to secure the services of Ricks as a consultant to the Company upon the terms and subject to the conditions set forth herein, and Ricks wishes to render such services to the Company upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:
1.Termination of Employment.

a.     Termination of Employment and Directorships. Effective as of September 29, 2023 (the “Separation Date”), (i) Ricks’ employment with and status as an officer and director of the Company and its affiliates shall terminate and Ricks shall cease to serve as an employee, officer or director of the Company and its affiliates, and (ii) the Employment Agreement shall terminate and neither the Company nor Ricks shall have any further rights or obligations thereunder, including any obligations on behalf of the Company to make any payments to Ricks (whether upon a termination of her employment or otherwise). Notwithstanding the foregoing, the termination of the Employment Agreement shall not terminate or abridge Ricks’ obligations under Sections 9 (Trade Secrets) or 10 (Confidential and Proprietary Information) of the Employment Agreement, which Sections, subject to the terms and conditions thereof (and as modified by Section 3 of this Agreement), shall survive such termination of the Employment Agreement and Ricks’ employment and remain in full force and effect.
b.     Return of Company Property. On or before the Separation Date, Ricks will return to the Company (and will not keep in Ricks' possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, proprietary correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other confidential documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, and Ricks has not made and shall not make or retain any copy or extract of any of the foregoing.

c.     Accrued Obligations. On the Separation Date, the Company will pay to Ricks all accrued, unpaid salary and all unused paid time off earned or accrued through the Separation Date. Within thirty (30) days of the Separation Date, Company will pay to Ricks any unreimbursed business expenses incurred by Ricks prior to the Separation Date that are reimbursable in accordance with Company policy. Vested benefits (if any) under Company employee benefit plans or policies shall be governed by the terms and conditions of the applicable plans. The payments and benefits described in this Section 1(c) are collectively referred to as the “Accrued Obligations”.

d.     2023 Bonus. In addition to the Accrued Obligations, subject to Section 1(e) below, the Company will pay to Ricks an annual bonus for calendar year 2023 (the “Bonus”), in an amount equal to the greater of (i) the actual annual bonus that would have been paid to Ricks for calendar year 2023 had her employment not terminated (as determined by the Compensation Committee of the Board of Directors of Holdings in accordance with its plans and policies) or (ii) the average of the annual cash bonuses actually paid to Ricks in respect of calendar years 2021 and 2022. The Bonus will be paid to Ricks at such time as annual bonuses are paid to the Company’s senior executives generally for calendar year 2023, but in no event later than March 15, 2024.

e.     Initial Release. Ricks agrees that, in consideration of, and as a condition to Ricks’ right to receive and retain, the Bonus and Ricks’ opportunity to receive the additional payments and benefits provided for under this Agreement, Ricks shall, on or within twenty-one (21) days following the date of this Agreement, execute and deliver to the Company an initial release of claims in substantially the form attached hereto as Exhibit A (the “Initial Release”) and not revoke such Initial Release during the seven (7) day period following the date the Initial Release is executed by Ricks.
2.Consulting Services.

a.     Consulting Period. The “Consulting Period” shall mean the period commencing on the day after the Separation Date and ending on the earlier of (i) February 1, 2026 and (ii) such earlier date on which Ricks’ consulting relationship with the Company is terminated as provided in Section 2(d) below.

b.     Consulting Services. During the Consulting Period, Ricks shall provide the consulting services set forth on Exhibit B (the “Consulting Services”) to the Company. Ricks shall provide the Consulting Services to the Company at such time(s) and location(s) as are mutually agreed to by Ricks and the Company. Ricks shall comply with applicable policies and procedures of the Company (including, without limitation, technology use, confidentiality, and work authorization policies and procedures) during the Consulting Period.
c.Compensation for Consulting Services: As consideration for the Consulting Services:

(i)The Company shall pay to Ricks a consulting fee of Eighty-Three Thousand Three Hundred Thirty-Three U.S. Dollars ($83,333.00) per month during the Consulting Period (the “Consulting Fee”), payable monthly in arrears and pro-rated for any partial month of service; and

(ii)Subject to Section 2(d) below and further subject to Ricks’ continued provision of the Consulting Services and continued compliance with the terms of this Agreement through the applicable vesting date, the RSUs shall continue to vest strictly during the Consulting Period in accordance with the terms of the RSU Award Agreements (as defined below). Schedule 1 attached hereto sets forth the maximum number of RSUs eligible to vest during the Consulting Period pursuant to this Section 2(c)(ii). For purposes of this Agreement, “RSUs” means the restricted stock units granted to Ricks pursuant to the restricted stock unit agreements entered into between Holdings and Ricks on each of January 21, 2021, January 20, 2022, and January 19, 2023, (collectively, the “RSU Award Agreements”). In addition, for the avoidance of doubt, (x) effective as of the Separation Date, any Transfer Restrictions (as such term is defined in the applicable RSU Award Agreement (or other award agreement)) shall no longer apply to shares of Holdings’ common stock previously issued to Ricks in respect of restricted stock units of Holdings and held by Ricks as of the Separation Date, (y) the Transfer Restrictions will not apply to any shares issued to Ricks in respect of RSUs that vest following the Separation Date in accordance with the terms of the RSU Award Agreements and this Section 2(c)(ii), and (z) upon vesting of any RSUs under this Section 2(c)(i) or Section 2(d)(iii) or (iv) below, Ricks shall be entitled to any accumulated payments with respect to the tandem Distribution Equivalent Rights (as defined in the applicable RSU Award Agreement) related thereto in accordance with the terms of the RSU Agreements. The RSU Agreements are hereby deemed amended to the extent necessary to give effect to this Section 2(c)(ii).

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Ricks acknowledges and agrees that, in consideration of, and as a condition to Ricks’ right to receive and retain, the Consulting Fees provided under Section 2(c)(i) above and Ricks’ opportunity to receive the additional payments and benefits provided for under this Agreement, Ricks shall, on or within twenty-one (21) days following the Separation Date, execute and deliver to the Company a reaffirmation of general release in substantially the form attached hereto as Exhibit C (the “Reaffirmation”) and not revoke such Reaffirmation during the seven (7) day period following the execution of the Reaffirmation by Ricks. Ricks agrees that, in consideration of, and as condition to Ricks’ right to the continued vesting of the RSUs pursuant to Section 2(c)(ii) and the settlement of such RSUs in shares of Holdings common stock upon vesting pursuant to the terms of the RSU Award Agreements, Ricks shall, on or within twenty-one (21) days following the last scheduled RSU vesting date occurring during the Consulting Period (the “Final Vesting Date”), execute and deliver to the Company an additional release of claims in substantially the same form as the Initial Release (the “Subsequent Release”) and not revoke such Subsequent Release during the seven (7) day period following the date on which the Subsequent Release is executed by Ricks.

d.     Termination of Consulting Period.

(i)The Consulting Period and Ricks’ consulting relationship with the Company may be terminated (x) by Ricks for any reason upon no less than ten (10) days advance written notice to the Company, or (y) by the Company for Cause upon written notice to Ricks. For purposes of this Agreement, “Cause” shall mean that one or more of the following shall have occurred: (A) Ricks’ commission of fraud, embezzlement or willful misappropriation of funds or property of the Company, as determined through the arbitration process set forth in Section 4(m) below or an appropriate criminal proceeding; (B) Ricks has been convicted of, or pled guilty or nolo contendere to, a felony (other than a traffic violation) or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (C) (1) Ricks’ breach of any of the Covenants (as determined by the Company and as such determination is approved by the Board of Directors of Holdings in its discretion), or (2) Ricks’ breach of, or Ricks’ failure to timely execute and not revoke, the Initial Release, the Reaffirmation or the Subsequent Release.

(ii)Upon termination or expiration of the Consulting Period for any reason, all compensation payable to Ricks under Section 2(c) above shall cease as of the applicable date of such termination or expiration (as applicable) and, except as otherwise specifically provided under Section 2(d)(iii) below, any then-unvested RSUs shall be terminated and forfeited to the Company without payment as of the date of such termination or expiration (as applicable). Furthermore, upon termination or expiration (as applicable) of the Consulting Period for any reason, the Company shall pay to Ricks (within thirty (30) days following such termination or expiration) a lump sum amount equal to any Consulting Fees earned or accrued and unpaid through the date of such termination or expiration. Except as expressly provided in the immediately preceding sentence, Ricks shall not be entitled to any further compensation from the Company, including without limitation, any additional Consulting Fees or any further vesting of the RSUs in connection with or following the termination of the Consulting Period and the consulting relationship established hereby.

(iii)Should Ricks’ Consulting Period end as a result of her death or Total and Permanent Disability (as defined in Holdings’ Second Amended and Restated 2009 Equity Participation Plan), all RSUs that have not yet vested will immediately vest. Any Transfer Restrictions (as such term is defined in the applicable RSU Award Agreement) will not apply to any shares of Holdings’ common stock issued in respect of RSUs that vest under this Section. The RSU Agreements are hereby deemed amended to the extent necessary to give effect to this Section 3(d)(iii).

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(iv)If a Change of Control (as defined in Holdings’ Second Amended and Restated 2009 Equity Participation Plan) is consummated during the Consulting Period, all RSUs that have not yet vested will immediately vest upon such Change of Control.

e.     Independent Contractor. The Company and Ricks expressly agree that, following the Separation Date and during the Consulting Period, Ricks shall be solely an independent contractor and neither Ricks nor any principal, employee, or contractor of Ricks shall be construed to be an employee of the Company in any matter under any circumstances or for any purposes whatsoever. Nothing in this Agreement shall establish an agency, partnership, joint venture, or employee relationship between the Company and Ricks, and Ricks shall not represent herself as an employee or officer of the Company. The Company and Ricks agree and acknowledge that neither party hereto renders legal, tax, or accounting advice to the other party. Without limiting the generality of the foregoing, during the Consulting Period, (i) the Company shall not pay, on the account of Ricks or any principal, employee or contractor of Ricks, any unemployment tax or other taxes required under the law to be paid with respect to employees and shall not withhold any monies from the fees payable pursuant to Section 2 of this Agreement for income or employment tax purposes, and (ii) the Company shall not provide Ricks or any principal, employee, or contractor of Ricks with, and no such individual shall be eligible to receive from the Company under any Company plan, any benefits, including without limitation, any pension, health, welfare, retirement, workers’ compensation, or other insurance benefits. Ricks shall be solely responsible for all taxes arising in connection with the Consulting Fees (except to the extent required by law, as determined by the Company (withholding or otherwise)), including, without limitation, any and all federal, state, local and foreign income, and employment taxes.

f.     No Authority to Bind the Company. Following the Separation Date (and throughout the Consulting Term), Ricks shall have no authority to, and Ricks shall not, (i) enter into any contract or agreement on behalf of the Company or otherwise bind or commit the Company or (ii) except as expressly authorized by the Company, incur any expense or liability on behalf of the Company.

g.     Indemnification. Ricks shall indemnify, defend and hold the Company and its officers, directors, managers, employees, representatives, and agents harmless from and against all claims, demands, losses, liabilities, taxes, expenses (including attorney fees, witness fees, and costs), damages and injuries to any person or property that result from or are related to Ricks’ gross negligence, willful misconduct or fraud in her performance of the Consulting Services. In the event that Ricks is required to pay any additional California state taxes to the California State Franchise Tax Board that were actually incurred and that Ricks would not otherwise would have incurred but for the portion of Ricks’ employment with the Company whereby Ricks was assigned to the Company’s London office and residing in the United Kingdom and filing California state tax returns as a nonresident of California, the Company shall indemnify Ricks for the same.
3.Protective Covenants.
a.     Reaffirmation of Original Covenants. Ricks hereby acknowledges and agrees that Ricks is bound by the terms and conditions of Sections 9 and 10 of the Employment Agreement (collectively and as modified by this Section 3, the “Original Covenants”). Notwithstanding anything contained in this Agreement, Ricks hereby reaffirms the covenants, terms and conditions set forth in the Original Covenants, and acknowledges and agrees that the Original Covenants shall survive the termination of Ricks’ employment (and, if applicable, consultancy) with the Company and shall remain in full force and effect in accordance with their terms.
b.     Additional Covenants. Ricks acknowledges and agrees that the Company has developed intellectual property, trade secrets and confidential and proprietary information to assist it in its business. Ricks further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer goodwill associated with its ongoing businesses. Ricks expressly agrees that the covenants in this Section 3(b) shall be in addition to, and will not in any way limit the application of, the Original Covenants and shall continue in effect as set forth herein regardless of whether Ricks is then entitled to receive any further payments or benefits from the

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Company. The covenants set forth in this Section 3(b), together with the Original Covenants, are collectively referred to as the “Covenants”.
(i)Non-Solicitation. At no time, whether during or following the Consulting Period, shall Ricks use or disclose any trade secrets, confidential or proprietary information of the Company or its affiliates for any purpose. In addition, during the Consulting Period, Ricks shall not directly or indirectly solicit, induce, recruit or encourage (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or individual independent contractor of the Company to leave his or her employment or engagement with the Company for employment or engagement with Ricks or with any other entity or person (other than the Company), or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. Ricks will not be deemed to have violated the terms of the immediately preceding sentence in this Section 3(b)(i) if employees or consultants respond to general advertisements for employment or engagement that are not specifically directed at employees or consultants of the Company. Furthermore, during the Consulting Period, Ricks shall not solicit, induce, or encourage any customer, tenant, client, joint venture partner, limited partner, financing source (lender or otherwise), capital partner, vendor, or other party doing business with the Company to terminate its relationship therewith or transfer its business from the Company and Ricks shall not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(ii)Non-Disparagement. Subject to Section 3(c) below, Ricks agrees that at no time during the Consulting Period or thereafter shall she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company or any of its affiliates, or any of their respective directors or officers; provided, that Ricks’ foregoing obligations not to make any such statements or communications with respect to directors or officers of the Company and its affiliates will apply to new directors or officers who join the Company or its affiliates following the Consulting Period only if the Company has informed Ricks of the identities of any such new directors or officers following the end of the Consulting Period. The Company agrees, in turn, to instruct its directors and executive officers not to make or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of Ricks. Notwithstanding the foregoing, nothing in this Section 3(b)(ii) will restrict the Company (or its directors or executive officers) from making disclosures when compelled to do so by law, regulation, court order or other governmental authority, from truthfully responding to subpoenas or similar forms of legal process or to inquiries from any governmental authority, or from making disclosures that are protected under applicable law.

c.     Certain Exceptions. Notwithstanding anything herein or in the Original Covenants, Ricks understands that nothing herein or in the Original Covenants will or will be construed so as to prohibit or limit Ricks from (i) making disclosures when compelled to do so by law, regulation, court order or other governmental authority, in which case Ricks (x) will first give the Company prompt notice, (y) will cooperate with the Company in any proceeding to obtain a protective order or other remedy and request that such statements be given confidential treatment (where available), and (z) to the extent any protective order or other remedy is not obtained, will limit Ricks’ disclosures to items required to be disclosed (in the opinion of legal counsel), (ii) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (iii) exercising any rights Ricks may have under Section 7 of

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the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iv) making disclosures that are protected under the National Labor Relations Act, the California Equal Pay Act or that are otherwise protected by applicable law. Pursuant to 18 U.S.C. Section 1833(b), (A) Ricks will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (B) if Ricks files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, he may disclose trade secrets to his attorney and use trade secret information in the court proceeding, if Ricks (1) files any document containing trade secrets under seal and (2) does not disclose trade secrets, except pursuant to court order. Nothing in this Agreement or the Original Covenants prevents Ricks or any other person from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Ricks has reason to believe is unlawful.

d.     Understanding of Covenants.  Ricks represents that she (i) is familiar with the Covenants, (ii) is fully aware of her obligations hereunder, (iii) agrees to the reasonableness of the length of time and scope of the Covenants, and (iv) agrees that such Covenants are necessary to protect the trade secrets, confidential and proprietary information, goodwill, stable workforce, and customer relations of the Company. Ricks acknowledges and agrees that such Covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; that should any part or provision of any Covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the Covenants is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Ricks in agreeing to the Covenants will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. Ricks further acknowledges and agrees that the existence of any claim or cause of action by Ricks against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said Covenants.

Initials of Parties:

Company    IL     Date:

Ricks        MR     Date:

e.     Remedy for Breach.  Each party agrees that a breach of any of the Covenants by such party would cause material and irreparable harm to the other party that would be difficult or impossible to measure, and that damages or other legal remedies available to the other party for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, each party agrees that if either party breaches any Covenant, the other party shall be entitled, in addition to and without limitation upon any other remedies the she or it may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to Ricks or the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the Covenants shall be challenged in court and Ricks or the Company is not enjoined from breaching any of the Covenants, then if a court of competent jurisdiction finds that the challenged Covenant is enforceable, the time periods shall be deemed tolled upon the

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filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.
4.Miscellaneous.

a.     References. Any and all inquiries made by outside third parties concerning the employment of Ricks by the Company shall be directed to the Company’s Executive Vice President, Global Director of Risk Management and Human Resources. The Company agrees that if contacted by a prospective employer of Ricks, it will only verify dates of employment or engagement and job classification held by Ricks.

b.     No Assignment. This Agreement and the rights and duties hereunder are personal to Ricks and may not be assigned, delegated, transferred, or pledged by Ricks. Ricks hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge, or sell this Agreement and the rights and duties hereunder (i) to an affiliate of the Company or (i) to any third party in connection with (x) the sale, transfer, or other disposition of all or substantially all of the assets of the Company or (y) a merger, consolidation, or other similar corporate transaction involving the Company.
c.     Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement (including, without limitation, any amounts payable pursuant to Section 1 of this Agreement), or any other compensation payable to Ricks, such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

d.     Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, (ii) reputable overnight delivery service with proof of delivery, or (iii) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 5:00 p.m. Pacific Time (and any transmission received from and after 5:00 p.m., Pacific Time, shall be deemed received on the next business day (as used herein, the term “business day” shall mean any day other than Saturdays, Sundays and U.S. national holidays):

If to the Company and/or Holdings:

Kennedy-Wilson, Inc.
Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Attention: Regina Finnegan
Email: rfinnegan@kennedywilson.com

With a copy to:

Kennedy-Wilson, Inc.
Kennedy-Wilson Holdings, Inc.
151 S. El Camino Drive
Beverly Hills, CA 90212
Attention: In Ku Lee
Email: ilee@kennedywilson.com

If to Ricks:

To her most recent address on file with the Company.

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e.     Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

f.     Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Ricks and the Company. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

g.     Binding Effect; Benefit. Subject to Section 4(b) above, this Agreement shall inure to the benefit of and be binding upon the parties hereto and each of their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective successors and permitted assigns, any benefit, rights, remedies, obligations, or liabilities under or by reason of this Agreement.

h.     Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

i.     Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

j.     Entire Agreement. The terms of this Agreement (together with the RSU Award Agreements, the Initial Release, the Reaffirmation, the Subsequent Release and any other agreements and instruments contemplated hereby or referred to or incorporated herein) are, as of the date hereof, intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. As of the date hereof, this Agreement shall supersede all undertakings or agreements, whether written or oral, previously entered into by Ricks and the Company or any predecessor thereto or affiliate thereof with respect to the subject matter hereof (including, without limitation, the Employment Agreement, except as expressly provided herein). References in this Agreement to “this Agreement” and/or “herein” shall include all annexes and exhibits hereto.

k.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Execution of this Agreement may be made by providing a signed original copy or providing a signature via facsimile or other electronic means, such as a portable document format (PDF).

l.     No Other Payments Due. Ricks acknowledges that, upon payment or provision of the Accrued Obligations in accordance with Section 1(c) above, Ricks will have been paid all wages or other compensation, including, but not limited to accrued, unused vacation benefits, incentives, or bonuses, that Ricks has earned or become entitled to during Ricks’ employment with the Company through the Separation Date (for clarity, nothing in this sentence is intended to refer to the RSUs that are unvested as of the Separation Date and eligible to vest following the Separation Date under Section 2 of this Agreement). Ricks agrees that Ricks does not have knowledge of any potential or actual dispute with the Company about any unpaid wages or other compensation which Ricks believes Ricks

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is entitled to but has not been paid as of the date Ricks executes this Agreement. Ricks understands and acknowledges that Ricks shall not be entitled to any payments or benefits from the Company other than those expressly set forth herein.

m.Arbitration.

(i)Any and all disputes, controversies or claims arising under or in any way relating to the interpretation, application or enforcement of this Agreement, Ricks’ employment or consultancy with the Company, any claim for benefits, or Ricks’ separation of employment or consultancy from the Company, including without limitation any claim by Ricks that she was fraudulently induced to enter into this Agreement, or claims relating to the general validity or enforceability of this Agreement, shall be settled by final, confidential and binding arbitration before a single arbitrator under the auspices and rules of JAMS. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules (a current copy of which is available here: https://www.jamsadr.com/rules-comprehensive-arbitration/). Notwithstanding the foregoing, this Agreement shall not require the parties hereto to arbitrate pursuant to this Agreement: (u) any claims under a Company benefit plan subject to the Employee Retirement Income Security Act, as amended; (v) any claims for unemployment and workers’ compensation benefits; (w) sexual harassment and sexual assault disputes arising under federal, state, local, or tribal law, unless Ricks elects to arbitrate such disputes; (x) any claims brought before the Equal Employment Opportunity Commission or similar state or local agency, if Ricks is required to exhaust Ricks’ administrative remedies; provided, that any appeal from an award or denial of an award by any such agency or any further action upon receipt of a right-to-sue letter shall be arbitrated pursuant to the terms of this Agreement; (y) any claim as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration hereof, or (z) any controversy or dispute brought by the Company or Ricks under Section 3. It is the parties’ intent that issues of arbitrability of any dispute shall be decided by the arbitrator. This Section 4(n) shall be interpreted to conform to any applicable law concerning the terms and enforcement of agreements to arbitrate employment disputes.

(ii)Any such arbitration must be filed in Los Angeles, California, and the laws of the State of California shall control except where federal law governs. To the extent required by applicable law, the fees or the arbitrator and all other costs that are unique to arbitration shall be paid by the Company initially, but if Ricks initiates a claim subject to arbitration, Ricks shall pay any filing fee up to the amount that Ricks would be required to pay if Ricks initiated such claim in the Superior Court of the State of California. Each party shall be solely responsible for paying such party’s own further costs for the arbitration, including her or its own attorneys’ fees, except that to the extent permitted by law, the prevailing party in any such arbitration proceeding shall be entitled to reasonable costs and attorney’s fees. The award of the arbitrator is to be final and enforceable in any court of competent jurisdiction.

(iii)Each of the parties hereto herby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the matters contemplated hereby, provided, however, that the parties hereto agree that such waiver shall not be deemed to constitute a waiver of adjudication by a court having appropriate jurisdiction. The parties hereto waive any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities. Except as may be prohibited by law, this waiver includes the ability to assert claims as a plaintiff or class member in any purported class or representative proceeding.

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(iv)Ricks acknowledges that Ricks is opting in to the arbitration provision set forth in this Section 4(m), and that this election is not a condition of any employment-related benefit.

n.     Section 409A.

(i)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the date hereof (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the date hereof, the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (x) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (y) comply with the requirements of Section 409A, provided, that this Section 4(n) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(ii)Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to Ricks hereunder during the six (6)-month period following her “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Ricks’ death), the Company shall pay Ricks a lump-sum amount equal to the cumulative amount that would have otherwise been payable to her during such period. To the extent required under Section 409A, any payment or benefit required to be paid under this Agreement due to the termination of her employment or service (or any other similar term) shall be made only upon her Separation from Service. To the extent required under Section 409A, if the period during which Ricks may consider and/or revoke the Initial Release, the Reaffirmation or the Subsequent Release spans two calendar years, then any payment and/or benefit that is contingent upon Ricks’ execution and non-revocation of the Initial Release, the Reaffirmation or the Subsequent Release (as applicable) and would otherwise be payable prior to the beginning of the second such calendar year will be paid in the second such calendar year.

(iii)To the extent that any payments or reimbursements provided to Ricks under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Ricks reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that

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are eligible for payment or reimbursement in any other taxable year, and Ricks’ right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

o.     Representation Concerning Filing of Legal Actions. Ricks represents and warrants that Ricks does not presently have on file, and further represents that Ricks will not hereafter file, any claims, grievances, actions, appeals or complaints against the Company or its affiliates in or with any state or federal court, board or before any other tribunal or panel of arbitrators, public or private, based upon any actions occurring prior to the date of this Agreement, including but not limited to any claims arising out of the cessation of Ricks’ employment with the Company, unless otherwise permitted by law. If such an action or charge has been filed by Ricks, or on Ricks’ behalf, Ricks agrees not to participate in any such proceeding and Ricks will use Ricks’ best efforts to cause it immediately to be withdrawn and dismissed with prejudice.

p.     Consultation with Counsel. Ricks acknowledges (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that she has read and understands the Agreement, is fully aware of its legal effect, has entered into it freely based on his own judgment, and was not induced by the Company through fraud or misrepresentation. Without limiting the generality of the foregoing, Ricks acknowledges that she has had the opportunity to consult with her own independent tax advisors with respect to the tax consequences to her of this Agreement and the payments hereunder, and that she is relying solely on the advice of her independent advisors for such purposes.

q.     Publicity. No press releases or other public announcements or statements regarding Ricks’ departure from the Company or its business (including any official internal announcement made within the Company) shall be made, whether by Ricks or the Company, without the prior written consent of both Ricks and the Company. This Section 4(q) shall not prohibit the Company from making (without Ricks’ consent) announcements, statements or communications (including filings with the Securities and Exchange Commission) that are required by applicable law, regulation or legal process. This Section 4(q) shall not prohibit Ricks from making announcements, statements, or communications containing publicly-available information regarding Ricks’ departure from the Company in the context of future projects, employment, or other business endeavors.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Separation and Consulting Agreement effective as of the date first written above.

KENNEDY-WILSON, INC.:

By: /s/In Ku Lee

Name: In Ku Lee

Title: Senior Vice President

KENNEDY-WILSON HOLDINGS, INC., solely for purposes of Sections 2(c)(ii), 2(d)(iii) and 2(d)(iv):

By: /s/In Ku Lee

Name: In Ku Lee

Title: Senior Vice President

Accepted, Acknowledged and Agreed,

/s/ Mary L. Ricks
Mary L. Ricks

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Exhibit A

GENERAL RELEASE
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Mary L. Ricks (the “Service Provider”) does hereby release and forever discharge the “Released Parties” hereunder, consisting of Kennedy-Wilson, Inc. (the “Company”), Kennedy-Wilson Holdings, Inc. (“Holdings”) and each of their respective partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the Service Provider now has or may hereafter have against any of the Released Parties, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.

The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or service or termination of employment or service of the Service Provider by any of the Released Parties; any alleged breach of any express or implied contract of employment or service; any alleged torts or other alleged legal restrictions on any of the Released Parties’ right to terminate the employment or service of the Service Provider; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act (the “ADEA”), the Americans With Disabilities Act, the False Claims Act, the Employee Retirement Income Security Act, the Worker Retraining and Notification Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act, the California False Claims Act and the California Corporate Criminal Liability Act.
Excluded Claims. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the Service Provider (i) to [payment of the Bonus (as defined in the Separation Agreement) under Section 1(d)][benefits under Section 2(c)(ii)] of that certain Separation and Consulting Agreement between the Service Provider, Holdings and the Company, dated as of September 14, 2023 (the “Separation Agreement”) and the Service Provider’s opportunity to receive the additional payments and benefits provided for under the Separation Agreement, which payments and benefits (among other good and valuable consideration) are provided in exchange for this Release, (ii) [to Claims by Ricks against the Company for a future breach by the Company of the Separation Agreement, (iii)] to any Claims by Ricks for indemnification arising under any applicable indemnification obligation of the Company, (iv) to any Claims which cannot be waived by Service Provider under applicable law, (v) to any Claims the Service Provider may have solely in the Service Provider’s capacity as an equity holder of Holdings, (vi) to accrued or vested benefits under any applicable Company employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act), (vii) to any Claims for unemployed compensation or state disability insurance benefits pursuant to applicable state law, (viii) to any Claims to continued participation in certain Company group health plans pursuant to the terms of COBRA or any comparable state law, or (ix) to the Service Provider’s right to file a charge with the Equal Employment Opportunity Commission (or similar state agency) or participate in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency), provided that the Service Provider does not seek or accept any individual recovery arising from such charge (clauses (i) through (ix), collectively, the “Excluded Claims”). Nothing in this Release prevents or precludes the Service Provider from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.
The Service Provider acknowledges that the Service Provider has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

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“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Service Provider, being aware of said Code section, hereby expressly waives any rights the Service Provider may have thereunder, as well as any other statutes or common law principles of similar effect. For clarity, the Service Provider is not waiving the Excluded Claims.
Without limiting the scope of the foregoing release of Claims in any way, the Service Provider certifies that this release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that the Service Provider has or may claim to have under ADEA. This Release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by the Service Provider. The Service Provider hereby acknowledges that:

A.The consideration provided pursuant to this Release is in addition to any consideration that the Service Provider would otherwise be entitled to receive;
B.The Service Provider has been and is hereby advised in writing that the Service Provider has the right to and should consult with an attorney before signing this Release;
C.The Service Provider has at least twenty-one (21) days to consider this Release before signing it. If the Service Provider signs this Release prior to the expiration of the twenty-one (21) day period, the Service Provider waives the remainder of that period. The Service Provider waives the restarting of the twenty-one (21) day period in the event of any modification of the Release, whether or not material; and
D.The Service Provider has seven (7) days after signing this Release to revoke this Release, and this Release will become effective upon the expiration of that revocation period without revocation.
If the Service Provider wishes to revoke this Release, the Service Provider must deliver written notice (which may be by email), stating the Service Provider’s intent to revoke to Regina Finnegan at rfinnegan@kennedywilson.com on or before 11:59 p.m. (Pacific Time) on the seventh (7th) day after the date on which the Service Provider signs this Release. The Service Provider acknowledges that if the Service Provider does not timely sign this Release or revokes this Release, the Service Provider will not receive [payment of the Bonus under Section 1(d)][any benefits under Section 2(c)(ii)]1of the Separation Agreement.

The Service Provider represents and covenants that the Service Provider has not filed, initiated or caused to be filed or initiated, any Claim against any of the Released Parties. The Service Provider further acknowledges that the Service Provider does not have any injury for which the Service Provider would be entitled to workers’ compensation benefits. The Service Provider agrees that, except to the extent such waiver is precluded by applicable law, the Service Provider will not file or initiate, or cause to be filed or initiated, or participate, assist or cooperate in, any suit, charge, complaint, grievance, action or cause of action arising out of, based upon, or relating to any of the Claims released hereunder. If the Service Provider hereafter commences any such suit, charge, complaint, grievance, action or cause of action arising out of, based upon, or relating to any of the Claims released hereunder, then the Service Provider agrees to pay to the Released Parties, in addition to any other damages caused to the Released Parties thereby, all attorneys’ fees incurred by the Released Parties in defending or otherwise responding to said suit or Claim. The foregoing sentence shall not apply to the extent such attorneys’ fees are attributable the Service Provider’s good faith challenge to or a request for declaratory relief with respect to the validity of the waiver herein under the ADEA.
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The Service Provider further represents, warrants and covenants that there has been no assignment or other transfer, and that the Service Provider will not make any assignment or other transfer, of any interest in any Claim released hereunder which the Service Provider may have against any of the Released Parties.

The Service Provider further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by any of the Released Parties, who have consistently taken the position that they have no liability whatsoever to the Service Provider.

This Release shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of laws principles thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Service Provider has executed this Release this ____ day of ___________________ 202__.

“SERVICE PROVIDER”

___________________________
Mary L. Ricks

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Exhibit B

Consulting Services

Ricks will perform the following consulting services as requested by the Company’s Chief Executive Officer or his designee or such other consulting services as may reasonably be requested by the Company’s Chief Executive Officer or his designee in relation thereto:
1.Provide an orderly and comprehensive transition of Ricks’ duties as President to the Company’s designee, including, without limitation, with respect to the Company’s US commercial investments group, fund management group and United Kingdom and European businesses, and any other matters Ricks has been involved with, manages or oversees.

2.Provide an orderly transition of the management of the Company’s relationships with certain of its capital partners as requested by the Company’s Chief Executive Officer or his designee.

3.Advise as requested, and upon reasonable notice, with respect to certain asset management matters.

4.Transfer knowledge base of operations and other matters with respect to the Company’s US commercial investments group, fund management group and United Kingdom and European businesses, and any other matters Ricks has been involved with, manages or oversees.

5.Advise as requested, and upon reasonable notice, with respect to the Company’s ESG initiatives.

6.Advise and assist on other matters with respect to the Company’s business as requested, and upon reasonable notice, by the Company from time-to-time.

7.Respond, within a reasonable time, to inquiries from Company personnel on the status and progress related to the projects listed above, including support of reporting needs both internal and external.

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Exhibit C
Reaffirmation of General Release
In consideration of the eligibility of Mary L. Ricks (the “Service Provider”) to receive and retain the Consulting Fees (as defined in the Separation Agreement) under Section 2(c)(i) of that certain Separation and Consulting Agreement between the Service Provider, Kennedy-Wilson Holdings, Inc. and Kennedy-Wilson, Inc. (the “Company”), dated as of September 14, 2023 (the “Separation Agreement”), and the Service Provider’s opportunity to receive the other payments and benefits provided to the Service Provider under the Separation Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Service Provider hereby releases and forever discharges the Released Parties from all Claims (each such term as defined in the Initial Release (as defined in the Separation Agreement)) which the Service Provider now has or may hereafter have against any of the Released Parties, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof upon the terms and conditions set forth in the Initial Release.

The Initial Release is hereby incorporated into this reaffirmation of general release (this “Reaffirmation”) as if first set forth herein.  Notwithstanding the foregoing, this Reaffirmation will not operate to release any Excluded Claims (as defined in the Initial Release) or the Service Provider’s right to receive and retain the Consulting Fees pursuant to the Separation Agreement (which Consulting Fees are, in addition to other good and valuable consideration, provided in exchange for this Reaffirmation).

The Service Provider hereby acknowledges that: (A) the consideration provided pursuant to this Reaffirmation is in addition to any consideration that the Service Provider would otherwise be entitled to receive; (B) the Service Provider has been and is hereby advised in writing that the Service Provider has the right to and should consult with an attorney before signing this Reaffirmation; (C) the Service Provider has at least twenty-one (21) days to consider this Reaffirmation before signing it; (D) if the Service Provider signs this Reaffirmation prior to the expiration of the twenty-one (21) day period, the Service Provider waives the remainder of that period; (E) the Service Provider waives the restarting of the twenty-one (21) day period in the event of any modification of the Reaffirmation, whether or not material; and (F) the Service Provider has seven (7) days after signing this Reaffirmation to revoke this Reaffirmation, and this Reaffirmation will become effective upon the expiration of that revocation period without revocation. If the Service Provider does not timely sign this Reaffirmation or revokes this Reaffirmation, and so long as the Company is not in material, uncured breach of any term of the Separation Agreement, the Service Provider will not receive the Consulting Fees under the Separation Agreement. If the Service Provider wishes to revoke this Reaffirmation, the Service Provider must deliver written notice (which may be by email), stating the Service Provider’s intent to revoke to Regina Finnegan at rfinnegan@kennedywilson.com, on or before 11:59 p.m. (Pacific Time) on the seventh (7th) day after the date on which the Service Provider signs this Reaffirmation.

IN WITNESS WHEREOF, the Service Provider has executed this Reaffirmation this ____ day of ___________________ 2023.

“SERVICE PROVIDER”

___________________________
Mary L. Ricks

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